Exhibit 10.38

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION.

AMENDED AND RESTATED

LIMITED EXCLUSIVE

SUBLICENSE AND CROSS-LICENSE AGREEMENT

For

DIELECTRIC WALL ACCELERATOR TECHNOLOGY

Between

TOMOTHERAPY INCORPORATED

And

COMPACT PARTICLE ACCELERATION CORPORATION

TABLE OF CONTENTS

1.	BACKGROUND	1
2.	DEFINITIONS	3
3.	LICENSE GRANT	10
4.	SUBLICENSING RIGHTS AND OBLIGATIONS	10
5.	FEES, ROYALTIES, AND PAYMENTS	11
6.	DUE DILIGENCE	13
7.	ROYALTY AND PROGRESS REPORTS	17
8.	BOOKS AND RECORDS	19
9.	LIFE OF THE AGREEMENT	20
10.	TERMINATION	21
11.	DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION	21
12.	PATENT PROSECUTION AND MAINTENANCE	22
13.	PATENT INFRINGEMENT	25
14.	USE OF NAMES AND TRADEMARKS	28
15.	LIMITED WARRANTY	28
16.	INDEMNIFICATION	29
17.	INSURANCE	30
18.	WAIVER	31
19.	ASSIGNABILITY	31
20.	LATE PAYMENTS	32
21.	NOTICES	32
22.	GOVERNING LAWS; VENUE; ATTORNEYS FEES	33
23.	PATENT MARKING	33
24.	GOVERNMENT APPROVAL OR REGISTRATION	34
25.	COMPLIANCE WITH LAWS	34
26.	FORCE MAJEURE	34
27.	UNITED STATES PREFERENCE	35
28.	PROPRIETARY INFORMATION	35
29.	MISCELLANEOUS	36

EXHIBIT A - LICENSED PATENTS		A-1
EXHIBIT B - RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS		B-1
EXHIBIT C - FEES AND ROYALTIES		C-1
EXHIBIT D - SCHEDULE		D-1

ii

AMENDED AND RESTATED

LIMITED EXCLUSIVE SUBLICENSE AND CROSS-LICENSE AGREEMENT

FOR DIELECTRIC WALL ACCELERATOR TECHNOLOGY

This Amended and Restated Sublicense and Cross-License Agreement (this “Agreement”) is effective as of April 20, 2012 (the “Effective Date”) by and between TomoTherapy Incorporated, a wholly-owned subsidiary of Accuray Incorporated (“TomoTherapy”), and Compact Particle Acceleration Corporation (“CPAC”).  TomoTherapy and CPAC are referred to jointly as “Parties.”

1.                                      BACKGROUND

1.1                               Lawrence Livermore National Security, LLC (“LLNS”) has granted to TomoTherapy pursuant to that certain Limited Exclusive Patent License Agreement dated as of February 23, 2007, as amended by Amendment One on April 8, 2008 and Amendment Two on February 10, 2011, and as supplemented by Supplement One on July 2, 2008, Supplement Two on March 6, 2009, Supplement Three on January 11, 2010, Supplement Four on January 28, 2010, Supplement Five on May 19, 2010, Supplement Six on September 30, 2010, Supplement Seven on January 6, 2011, Supplement Eight on March 4, 2011 and Supplement Nine on September 30, 2011 (as amended and supplemented, the “Underlying License”), an exclusive license under those patents and patent applications listed in Exhibit A (LICENSED PATENTS) of this Agreement, and any additional patents, patent applications, and copyrightable works that are either added as a result of expansion of the fields of use or are developed under the Statement of Work of the CRADA (as defined below) and by the LLNL DWA team on related projects that would be useful for the development, manufacture, and use of such technology.  This Agreement and the resulting license are subject to overriding obligations to the Federal Government pursuant to the provisions of TomoTherapy’s exclusive license agreement with LLNS and LLNS’s Contract No. DE-AC52-07NA27344 with the DOE for the operation of the Lawrence Livermore National Laboratory (“LLNL”).

1.2                               Certain inventions characterized as Dielectric Wall Accelerator technology (“Invention”) described in LLNL patent applications and patents listed in Exhibit A (LICENSED

PATENTS) were made at LLNL, are covered by Patent Rights as defined in Article 2 (DEFINITIONS), and are subject to the Underlying License.

1.3                               The U.S. Government has previously been granted a nontransferable, paid-up, nonexclusive, irrevocable license to use the Invention by, or on behalf of, the U.S. Government throughout the world.

1.4                               TomoTherapy and LLNL have been parties to a cooperative research and development agreement referred to hereafter as the “CRADA” Agreement No. TC02109.0 as amended, for purposes of developing a Particle and Radiotherapy System based on LLNL’s DWA technology.  Concurrent with the execution of the Original Sublicense (as defined below), the CRADA transferred from TomoTherapy to CPAC pursuant to a separate Transfer Agreement by and among CPAC, TomoTherapy and LLNL.

1.5                               CPAC and TomoTherapy have entered into that certain Limited Exclusive Patent License Agreement dated as of April 25, 2011 (the “Original Sublicense”) for those patents and patent applications listed in Exhibit A (LICENSED PATENTS) of this Agreement, and any additional patents, patent applications, and copyrightable works that are either added as a result of expansion of the fields of use or are developed under the Statement of Work of the CRADA and by the LLNL DWA team on related projects that would be useful for the development, manufacture, and use of technology.  The Original Sublicense was subject to the understanding that TomoTherapy’s ability to amend the terms and conditions of the Original Sublicense is subject always to LLNS’s agreement and incorporation of any amendments or modifications in the Underlying License.

1.6                               CPAC and TomoTherapy have entered into that certain Cross-License Agreement dated as of August 4, 2009 (the “Original Cross-License”) pursuant to which each granted to the other certain licenses in the Medical Field of Use and in the Other Fields.

1.7                               Concurrently herewith, CPAC and TomoTherapy are entering into an agreement dated as of the Effective Date assigning the right of first refusal to expand the Field of Use to include the Commercial DWA and National Security DWA fields of use as set forth in Paragraph B.1.2.2 of the Underlying License to enable CPAC to negotiate a license directly from LLNS under the Licensed Patents in the Commercial DWA and National Security DWA fields of use (the “Expanded Field Assignment Agreement”).

1.8                               CPAC and TomoTherapy desire to amend the restate the Original Sublicense and the Original Cross-License on the terms and conditions set forth in this Agreement.

1.9                               The Parties intend that royalties due under this Agreement will be calculated and paid on Sales of the Licensed Products or Licensed Services by CPAC.

1.10                        CPAC recognizes the need to practice due diligence in the commercialization of Licensed Patents in accordance with this Agreement’s terms and conditions to maintain the sublicense of the LLNL Patents and the license of the TomoTherapy IP and to acquire rights to additional fields of use.  In addition, both Parties acknowledge that the U.S. Government has certain march-in rights in accordance with 48 CFR 27.304-1 (g) and 15 USC 3710a(b)(1)(B) and (C).

1.11                        As of the Effective Date, TomoTherapy has no knowledge of any pending or threatened claim related to the Licensed Patents or the Licensed Method, and it has not granted to any third party any license, option, or other right that conflicts with, or could conflict with, if exercised, the license, options, and other rights granted by it under this Agreement.

THEREFORE, the Parties agree as follows:

2.                                      DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, will have the following meanings:

2.1                               “Affiliate” of CPAC means any entity which, directly or indirectly, Controls CPAC, is Controlled by CPAC, or is under common Control with CPAC. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate, (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors, or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.  CPAC does not include “Affiliate.”

2.2                               “Category 1 Patents” means patents resulting from patent applications and records of invention in the Field of Use that were generated by the LLNL DWA team and in existence prior to the effective date of the Underlying License.

2.3                               “Category 2 Patents” means patents resulting from patent applications and records of invention in the Field of Use that were generated by the LLNL DWA team during the course of the CRADA, but funded by parties other than TomoTherapy or CPAC.  CPAC understands that since Category 2 Patents are generated by funds from parties other than TomoTherapy or CPAC, access to Category 2 Patents entails the possibility of additional license fees due at the time that Category 2 Patents may be added to this Agreement by amendment, such additional license fees being subject to the limitations described in this Agreement.

2.4                               “Category 3 Patents” means patents resulting from patent applications and records of invention generated by the LLNL DWA team since the effective date of the Underlying License and during the course of the CRADA in the Field of Use funded by TomoTherapy or CPAC.

2.5                               “Copyrighted DWA Works” means all original works of authorship that are fixed in a tangible form of expression that are related to the design, construction, function, or use of the DWA.

2.6                               “DWA” means Dielectric Wall Accelerator technology.

2.7                               “DWA IP” means any and all DWA Patents, Copyrighted DWA Works, DWA Trade Secrets, and DWA Technology Rights.

2.8                               “DWA Licensed Product” means all kits, compositions of matter, materials, articles of manufacture, and products the manufacture, use, Sale, offer for Sale, or import of which, but for the licenses granted in this Agreement, would infringe, or contribute to or induce the infringement of any DWA TomoTherapy Patents, or would require the performance of the Licensed Method that involves use of any DWA TomoTherapy Patent or that otherwise uses any DWA TomoTherapy IP.

2.9                               “DWA Patent” means a patent or patent application whose claims specify the design, construction, function, or use of a DWA or any component thereof, together with any continuation or continuation-in-part, divisional, and any patent issuing thereon, including a re-issue, patent of addition, or any registration or confirmation patent corresponding thereto.

2.10                        “DWA Technology Rights” means all technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings, or data that are not covered by the relevant DWA Patent(s), but that are necessary for practicing the invention covered by the relevant DWA Patent(s).

2.11                        “DWA TomoTherapy IP” means the DWA IP owned by TomoTherapy or owned by third party and licensed to TomoTherapy and as to which TomoTherapy is authorized to grant sublicenses within the scope of the licenses granted by TomoTherapy hereunder, including the DWA TomoTherapy Patents.

2.12                        “DWA TomoTherapy Patents” means the DWA Patents owned by TomoTherapy or owned by third party and licensed to TomoTherapy and as to which TomoTherapy is authorized to grant sublicenses within the scope of the licenses granted by TomoTherapy hereunder.

2.13                        “DWA Trade Secret” means information possessed by a party, including, without limitation, a compilation, program, device, method, system, technique, or process, to which all of the following apply:  (i) the information is related to the design, construction, function, or use of the DWA or any component thereof, (ii) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (iii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

2.14                        “Field of Use” is the applications or uses defined in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS).

2.15                        “First Commercial Acceptance” means the first sign-off of an acceptance of a Licensed Product by a customer of CPAC or a sublicensee that is not an Affiliate.

2.16                        “Joint Venture” means any separate legal entity established pursuant to an agreement between a third party and CPAC and/or sublicensee to constitute a vehicle for a joint effort, in which the separate entity manufactures, uses, purchases, Sells, or acquires Licensed Products from CPAC.  CPAC does not include “Joint Venture.”

2.17                        “Licensed Method” means any process or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights.

2.18                        “Licensed Patents” means LLNL Patents and DWA TomoTherapy Patents.

2.19                        “Licensed Product” means a DWA Licensed Product or a LLNL Licensed Product.

2.20                        “Licensed Service” means the use of Licensed Products or Licensed Method to provide a service.  Neither Licensed Service nor Licensed Method includes the maintenance or servicing of a Licensed Product.

2.21                        “LLNL Licensed Product” means all kits, compositions of matter, materials, articles of manufacture, and products the manufacture, use, Sale, offer for Sale, or import of which, but for the licenses granted in this Agreement, would infringe, or contribute to or induce the infringement of any Patent Rights (other than those that relate to DWA Patents), or would require the performance of the Licensed Method that does not involve use of any DWA Patent.

2.22                        “LLNL Patents”

2.22.1              Patents and patent applications specified in Exhibit A (LICENSED PATENTS), and patents resulting from these applications, continuations of these applications, divisionals, and continuation-in-part applications resulting from these applications only to the extent, however, that Valid Claims in the continuation-in-part applications are entirely supported in the specification and entitled to the priority date of the parent application;

2.22.2              reissues of 2.22.1.

2.22.3              foreign patent applications filed under Article 12 (PATENT PROSECUTION AND MAINTENANCE) claiming priority to the patent and applications of Sections 2.22.1 and 2.22.2 and patents resulting from these applications, continuations of these applications, divisionals, and continuation-in-part applications only to the extent, however, that Valid Claims in the continuation-in-part are entirely supported in the specification and entitled to the priority date of the patent application; provided CPAC has not breached any obligation to pay foreign fees set forth in this Agreement.

2.23                        “Medical Field of Use” means medical applications of all types, including without limitation both human and animal diagnostics and therapeutic applications and all research uses designed to lead to such applications.

2.24                        “Monterey Milestone” has the meaning assigned to that term in the Shareholder Agreement.

2.25                        “Net Invoice Price” means the gross invoice selling price by the ultimate seller (whether CPAC or a sublicensee) for the Sale of a Licensed Product or Licensed Service, less the following items, but only to the extent that they actually pertain to the Sale of such Licensed Product or Licensed Service:

2.25.1              Allowances actually granted to customers for rejections, returns, and prompt payment and volume discounts (in amounts customary to the trade);

2.25.2              Freight, transport packing, insurance charges associated with transportation; and

2.25.3              Taxes (including without limitation, sales and use taxes), tariffs or import/export duties based on Sales when included in the gross invoice price, but not value-added taxes or taxes assessed on income derived from Sales.

2.26                        “Net Sale” means the Net Invoice Price, except in the instances described in Subparagraphs 2.26.1, 2.26.2, 2.26.3 and 2.26.4 of this Paragraph.

2.26.1              For any Relationship-Influenced Sale of a Licensed Product or Licensed Service, Net Sales will be based on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser resells such Licensed Product or Licensed Service;

2.26.2              In those instances where Licensed Product or Licensed Service is not Sold, but is otherwise exploited, the Net Sales for such Licensed Product or Licensed Service will be the Net Invoice Price of products or services of similar kind and quality, Sold in similar quantities, currently being offered for Sale by CPAC and/or any sublicensee.  Where such products or services are not currently Sold or offered for Sale by CPAC and any sublicensees, or others, then the Net Sales will be CPAC’s and/or any sublicensee’s cost of manufacture of Licensed Product or the cost of conducting the service, determined by CPAC’s and/or any sublicensee’s customary accounting procedures, plus CPAC’s average gross margin less any amounts attributable to the items set forth in Paragraphs 2.25.1 through 2.25.3 above;

2.26.3              In those instances where CPAC or a sublicensee acquires and subsequently Sells Licensed Product or Licensed Service previously Sold to which an earned royalty accrued hereunder, Net Sales will mean the Net Invoice Price upon Sale of such Licensed Product or Licensed Service, as applicable, by CPAC or the sublicensee, less the Net Invoice Price of the immediately preceding Sale to CPAC or such sublicensee.

2.26.4              In those instances where CPAC or a sublicensee leases Licensed Products or otherwise provides Licensed Products or Licensed Services to a third party for consideration paid over a period of time, Net Sales will mean the Net Invoice Price of each such discrete payment actually made by the third party to CPAC, less any amounts attributable to the items set forth in Paragraphs 2.25.1 through 2.25.3 above.

2.27                        “New Developments” means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are:  (a) not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application; and (b) not otherwise commercially valuable to CPAC’s commercialization of the Licensed Patents within the Field of Use.

2.28                        “Option Period” has the meaning set forth in the Shareholder Agreement dated as of the date hereof, by and between CPAC and TomoTherapy, as the same may be amended, restated, supplemented or otherwise modified from time to time.

2.29                        “Other Fields” means all fields of application other than the Medical Field of Use.

2.30                        “Particle and Radiotherapy Field of Use” means the medical use of x-rays, protons, and light and heavy ion charged particles in therapeutic applications.

2.31                        “Patent Rights” means the Valid Claims of Licensed Patents to the extent licensed to TomoTherapy by LLNS or that constitute DWA TomoTherapy Patents.  This definition of Patent Rights excludes any rights in and to New Developments.

2.32                        “Related Party” means a corporation, firm or other entity with which, or individual with whom, CPAC and or any sublicensee (or any of their respective stockholders, subsidiaries or Affiliates) have an agreement, understanding, or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, special discounts, rebates, or allowances) which is entirely unrelated to the Sale or exploitation of the Licensed Products or Licensed Services without which such other agreement, understanding, or arrangement, the amounts, if any, charged by CPAC or sublicensee to such entity or individual for the Licensed Product or Licensed Service would be higher than the Net Invoice Price actually received.

2.33                        “Relationship-Influenced Sale” means a Sale of a Licensed Product, or any exploitation of the Licensed Product or Licensed Method, by CPAC and/or any sublicensee to (i) an Affiliate; (ii) a Joint Venture; or (iii) a Related Party.

2.34                        “Relationship-Influenced Sale Purchaser” means the purchaser of Licensed Product or Licensed Service in a Relationship-Influenced Sale.

2.35                        “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration.  Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or caused to be made a Sale.  It shall not be deemed a Sale under this Agreement for CPAC to transfer any Licensed Products to a customer, where the customer utilized the Licensed Products predominantly for research purposes and CPAC receives for such Licensed Products an amount equal to or less than CPAC’s actual cost to manufacture such Licensed Products.

2.36                        “Shareholder Agreement” means the Second Amended and Restated Shareholder Agreement dated as of the date hereof, by and among CPAC, TomoTherapy and the shareholders of CPAC, as the same may be amended, restated, supplemented or otherwise modified from time to time

2.37                        “Underlying License” has the meaning set forth in Paragraph 1.1.

2.38                        “Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

3.                                      LICENSE GRANT

3.1                               The license rights granted to CPAC by TomoTherapy are set forth in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS).

3.2                               The license granted hereunder will be subject to the overriding obligations to the U.S. Government including those set forth in 35 U.S.C. §200-212 and applicable governmental implementing regulations and the obligation to report on utilization of the Invention set forth in 37 CFR §401.14(h).

4.                                      SUBLICENSING RIGHTS AND OBLIGATIONS

4.1                               The sublicensing rights granted to CPAC by TomoTherapy are set forth in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS), Paragraph B.2 (Sublicensing Rights).

4.2                               CPAC must include in any sublicense all the rights and obligations set forth in Paragraphs 1.10 and 3.2 of this Agreement.

4.3                               CPAC must require sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions of the Underlying License and this Agreement, and CPAC will collect and deliver to TomoTherapy all such reports due from sublicensees.

4.4                               CPAC must include in all sublicenses the notice that upon termination of this Agreement or the Underlying License for any reason, either TomoTherapy or LLNS, at its sole discretion, will determine whether any or all sublicenses will be canceled or assigned to TomoTherapy or LLNS.

4.5                               CPAC will notify TomoTherapy of each sublicense granted hereunder and provide TomoTherapy with a complete copy of each executed sublicense within thirty (30) days of issuance of the sublicense.

4.6                               Consideration owed to TomoTherapy will be paid to TomoTherapy on or before the due date of the royalty report applicable to the quarter in which consideration was finally due and owing to CPAC under the sublicense.  CPAC will collect from the sublicensees and will pay to TomoTherapy all fees, royalties, and the cash equivalent of any consideration due TomoTherapy.

5.                                      FEES, ROYALTIES, AND PAYMENTS

5.1                               Fees and royalties due on Net Sales of Licensed Products or Licensed Services will be as specified in this Article 5, Exhibit C (FEES AND ROYALTIES), and Article 7 (ROYALTY AND PROGRESS REPORTS) of this Agreement.

5.2                               As partial consideration for the rights granted to CPAC, CPAC will pay to TomoTherapy milestone payments as set forth in Exhibit C.

5.3                               As partial consideration for all the rights granted to CPAC, CPAC will pay TomoTherapy minimum annual royalties as set forth in Exhibit C.

5.4                               As partial consideration for all the rights granted to CPAC, CPAC will pay to TomoTherapy earned royalties at the rate set forth in Exhibit C.

5.5                               Earned royalties shall accrue when CPAC receives payment for Licensed Products or Licensed Services, or if no such payment is to be received, when such Licensed Products or Licensed Services are delivered in a manner constituting a Net Sale as defined in Article 2 (DEFINITIONS), Paragraph 2.24, and no further deliverables are due to the customer by CPAC or sublicensee.

5.6                               Payments on earned royalties pursuant to Exhibit C, Paragraphs C.2.1.2 and C.2.2.2, for the sale of the first five DWA units shall be deferred until the second anniversary of the date of the first sale.  Payment for other earned royalties will include all royalties accrued up to the last day of the most recently completed calendar quarter, and such payment shall be made on the dates specified below:

February 28 for the calendar quarter ending December 31;

May 31 for the calendar quarter ending March 31;

August 31 for the calendar quarter ending June 30; and

November 30 for the calendar quarter ending September 30.

5.7                               All consideration due TomoTherapy shall be payable in United States dollars.  When Licensed Products or Licensed Services are sold for monies other than United States dollars, earned royalties will first be determined in the foreign currency of the country in which such Licensed Products or Licensed Services were Sold and then converted into equivalent United States dollars.  The exchange rate will be the one actually used by CPAC to record such sale on its financial statements.

5.8                               Earned royalties on Sales of Licensed Products or Licensed Services occurring in any country outside the United States shall not be reduced by any taxes, fees, or other charges imposed by the government of such country except those taxes, fees, and charges allowed under the provisions of Paragraph 2.25 (Net Invoice Price).  CPAC also will be responsible for all bank transfer charges.

5.9                               Notwithstanding the provisions of Article 26 (FORCE MAJEURE), if at any time legal restrictions prevent prompt remittance of any earned royalties or other consideration owed to TomoTherapy by CPAC with respect to any country where a sublicense is issued or a Licensed Product or Licensed Service is Sold, then CPAC will convert the amount owed to TomoTherapy into United States dollars and will pay TomoTherapy directly from another source of funds in order to remit the entire amount owed to TomoTherapy.  Notwithstanding the previous sentence, if CPAC is prohibited itself by such legal restrictions from collecting the Net Invoice Price for the sale of any Licensed Product or Licensed Service or any royalty or fee from a sublicense, CPAC shall not be obligated to convert such amount owed, but rather will send written notice to TomoTherapy of such legal restrictions and of the amount owed.  Upon removal of such legal restrictions,

CPAC will convert said amount owed to TomoTherapy into United States dollars and will remit the entire amount owed to TomoTherapy.

5.10                        No earned royalties will be collected or paid hereunder to TomoTherapy on Licensed Products or Licensed Services Sold to the account of the U.S. Government.  CPAC and its sublicensee will reduce the amount charged for Licensed Products or Licensed Services Sold to the U.S. Government by an amount equal to the royalty for such Licensed Products or Licensed Services otherwise due TomoTherapy.  CPAC will provide TomoTherapy with U.S. Government contract numbers and a written statement by CPAC’s contracting officer that Sale of Licensed Products to the U.S. Government were reduced by the amount of royalty due TomoTherapy.

5.11                        If TomoTherapy must pursue legal means to obtain payments owed by CPAC, CPAC will pay TomoTherapy for all reasonable legal costs and any other related costs expended by TomoTherapy to collect payments owed by CPAC.

5.12                        In the event that any patent or any claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct there from will cease as of the date of such final decision.  CPAC will not, however, be relieved from paying any royalties that accrued before such final decision and CPAC will be obligated to pay the full amount of royalties due hereunder to the extent that TomoTherapy licenses one or more Valid Claims within the Patent Rights to CPAC with respect to Licensed Products or Licensed Services.

6.                                      DUE DILIGENCE

6.1                               CPAC, upon execution of this Agreement, will use all commercially reasonable efforts to (i) diligently proceed with the development, manufacture, and Sale of the LLNL Licensed Products and related Licensed Services and use of related Licensed Methods, and will use all commercially reasonable efforts to earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor (the “LLNL Licensed Products Diligence Obligation”) and (ii)

diligently proceed with the development, manufacture, and Sale of the DWA Licensed Products and related Licensed Services and use of related Licensed Methods, and will use all commercially reasonable efforts to earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor (the “DWA Licensed Products Diligence Obligation”); provided that, until CPAC achieves the Monterey Milestone, CPAC will use all commercially reasonable efforts to achieve the Monterey Milestone and will apply substantially all of its available technology and product development resources to achievement of the Monterey Milestone (the “Monterey Milestone Diligence Obligation”).

6.2                               CPAC will meet the specific performance obligations and milestones specified in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS), in accordance with the terms and conditions therein (including, without limitation, the cure periods and potential modifications to such time periods therein).  If CPAC is unable to meet such milestones in accordance with Exhibit B, CPAC may negotiate with LLNL or LLNS for a new schedule and the conditions for continuation of the Underlying License, subject always to TomoTherapy’s right to approve such new schedule and conditions with LLNS under the Underlying License.  CPAC shall copy TomoTherapy on all written communications (including emails) from CPAC to LLNL or LLNS that relate to negotiations of a new milestone schedule or the conditions for continuation of the Underlying License and will promptly provide to TomoTherapy copies of all written communications (including emails) that CPAC receives from LLNL or LLNS that relate to negotiations of the terms of the Underlying License or any remedies or other steps that LLNL or LLNS is taking or may take by reason of any failure of TomoTherapy to meet any milestone schedule or conditions for continuation of the Underlying License and that LLNL or LLNS did not directly forward to TomoTherapy, including any notice regarding the exercise of conversion or termination rights in favor LLNS in Sections 6.2.2, 6.2.3 or 6.6 of the Underlying License.  TomoTherapy will promptly provide to CPAC copies of all written communications (including emails) that TomoTherapy receives from LLNL that relate to any notices with respect to Sections 6.1, 6.2.2, 6.2.3 or 6.6 of the Underlying License. Without limiting the generality of the foregoing, CPAC shall keep TomoTherapy timely apprised of all material developments in the negotiation of a new milestone schedule or the conditions for continuation of the Underlying License with LLNL or LLNS or otherwise respect to the exercise by LLNL or LLNS of any rights or remedies with respect to the Underlying License. Notwithstanding the foregoing or any other provision of this Agreement, nothing herein affects to obligations of LLNL or LLNS, as applicable, to provide directly to TomoTherapy any and all notices given by LLNL or LLNS under the Existing License. Notwithstanding the foregoing, if LLNL or LLNS provides notice to TomoTherapy or CPAC that LLNL or LLNS will not agree to extend any milestone date set forth in Exhibit B to the Underlying Sublicense to a date by which CPAC is able to achieve such milestone;  or LLNL or LLNS otherwise provide notice of a failure to meet the obligations Paragraph 6.1, 6.2.2, 6.2.3 of the Underlying License; or LLNL or LLNS otherwise provide notice of an intent to exercise any of the conversion or termination rights in favor LLNS in Sections 6.1, 6.2.2, 6.2.3 or 6.6 of the Underlying License or if CPAC and LLNL or LLNS fail to reach agreement on a extended milestone schedule at least thirty (30) days before LLNS is permitted under Paragraph 6.2.2 or 6.2.3 of the Underlying Licensed to convert the limited exclusive license granted thereunder to TomoTherapy to a non-exclusive license or to terminate the Underlying License, TomoTherapy thereafter shall have the right to actively participate along with CPAC in all subsequent discussions and negotiations with LLNL and LLNS with respect to such matters and TomoTherapy and CPAC agree in such event to reasonably cooperate with each other in connection with such joint discussions and negotiations with LLNL and LLNS.

6.3                               If the terms of the Underlying License are modified due to a missed milestone, then the terms of this Agreement shall be modified to the same extent.

6.4                               CPAC will comply with all applicable governmental laws and obtain all necessary governmental approvals in each country where Licensed Products or Licensed Services are manufactured, used, Sold, imported, or offered for Sale.

6.5                               If LLNL notifies TomoTherapy that LLNL was approached by a third party seeking a license to make, use, or sell the Invention or the Licensed Products in the Fields of Use in which rights have been granted to CPAC under Exhibit B hereto because commercial demand is not then being met, then CPAC will negotiate in good faith with that third party to grant a sublicense for any Licensed Patents in the market for which CPAC and existing sublicensees are not meeting commercial demand.  The determination to grant a sublicense may be based on CPAC’s business interests, and may be granted or denied in CPAC’s reasonable business judgment, provided, however, that CPAC provides LLNL and TomoTherapy with a justification (which shall be treated as Proprietary Information) for denying any such sublicense.

6.6                               During the term of this Agreement, CPAC will conduct normal, continuous business operations.  If CPAC seeks protection under any United States bankruptcy proceedings during the term of this Agreement, CPAC will notify TomoTherapy in writing no later than seventy-two (72) hours after the bankruptcy filing.  Upon filing bankruptcy, the license terminates at TomoTherapy’s option as stated in Article 9 (LIFE OF THE AGREEMENT), Paragraph 9.2.

6.7                               If TomoTherapy receives any notice pursuant to Paragraph 6.6 of the Underlying License, TomoTherapy shall promptly forward such notice to CPAC and shall allow CPAC to negotiate directly with LLNL to cure any deficiencies.

6.8                               If CPAC breaches the LLNL Licensed Products Diligence Obligation, the DWA Licensed Products Diligence Obligation or the Monterey Milestone Diligence Obligation under Paragraph 6.1, TomoTherapy will have the right and option to:  (a), in the case of a breach of the LLNL Licensed Products Diligence Obligation, (1) convert the limited exclusive sublicense for LLNL Licensed Patents to a nonexclusive sublicense; or (2) terminate the limited exclusive sublicense for LLNL Licensed Patents, (b) in the case of a breach of the DWA Licensed Products Diligence Obligation, (1) convert the limited exclusive license for DWA TomoTherapy IP to a nonexclusive license; or (2) terminate the limited exclusive license for DWA IP; or (c), in the case of a breach of the Monterey Milestone Diligence Obligation, (1) convert the limited exclusive sublicense for the LLNL Licensed Patents and/or the DWA TomoTherapy IP to a nonexclusive sublicense; or (2) terminate the limited exclusive sublicense for LLNL Licensed Patents and/or terminate the limited exclusive license for DWA TomoTherapy IP.  To exercise any right to terminate the limited exclusive sublicense for LLNL Licensed Patents or the limited exclusive license for DWA TomoTherapy IP or to convert the limited exclusive sublicense for LLNL Licensed Patents or the limited exclusive license for DWA TomoTherapy IP to a nonexclusive license, in each case, for breach of any of the diligence obligations set forth in Paragraph 6.1, TomoTherapy will give CPAC written notice, setting forth specific details as to the nature of the alleged deficiency.  In the case of a breach of the LLNL Licensed Products Diligence Obligation, CPAC has sixty (60) days after TomoTherapy gives CPAC written notice of the alleged deficiency to cure the deficiency and CPAC shall provide to TomoTherapy written tangible evidence that such breach has been cured by the end of the (60) day period; provided that, if LLNL agrees in writing to an extension of the sixty (60)-day period specified in Paragraph 6.6 of the Underlying License during which TomoTherapy may cure any deficiency in the performance of its diligence obligations under Article 6 of the Underlying License, the period during which CPAC will be permitted to cure any breach of the LLNL Licensed Products Diligence Obligation set forth in Paragraph 6.1 hereof automatically will be extended to the same extent as such agreed extension to the sixty (60) day cure period in Paragraph 6.6 of the Underlying License.  In the case of a breach of the DWA Licensed Products Diligence Obligation or breach of the Monterey Milestone Diligence Obligation, CPAC has one hundred and twenty (120) days after TomoTherapy gives CPAC written notice of the alleged deficiency to cure the deficiency and CPAC shall provide to TomoTherapy written tangible evidence that the deficiency has been cured by the end of the one hundred and twenty (120) day period.  If, at this point, TomoTherapy determines that CPAC has failed to cure the deficiency, then TomoTherapy may, at its option, immediately exercise the termination or conversion rights specified above in this Paragraph 6.8 by giving written notice to CPAC.

7.                                      ROYALTY AND PROGRESS REPORTS

7.1                               CPAC will submit to TomoTherapy an annual progress report as described in Paragraph 7.2 below covering activities by CPAC and its sublicensees related to the development and testing of all Licensed Products and Licensed Services.  Such progress report will be signed by CPAC’s President or Chief Executive Officer or his/her designee attesting to the accuracy of the information in the report.  If either party terminates this Agreement before any Licensed Products or Licensed Services are Sold or before this Agreement’s expiration, a final progress report covering the period prior to termination must be submitted within thirty (30) days of termination.

7.2                               The progress reports submitted under Paragraph 7.1 above will include, but not be limited to, a reasonably detailed summary of the following topics:

•                  Summary of work completed toward commercialization of Licensed Patents;

•                  Schedule of anticipated events or milestones, including status of those events or milestones.  Should CPAC wish to change the schedule of events or milestones specified in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS), CPAC must request advance written approval from TomoTherapy;

•                  A financial statement showing the investments made in the commercialization effort to date;

•                  Anticipated and actual market introduction dates of each Licensed Product or Licensed Service;

•                  Summary of marketing and sales activities, including copies of marketing and sales literature; and

•                  Activities of the sublicensees, if any.

7.3                               CPAC also will report to TomoTherapy in its immediately subsequent progress report the date of first Sale or other exploitation of a Licensed Product or Licensed Service in each country.

7.4                               Beginning with the quarter following First Commercial Acceptance, CPAC will provide quarterly royalty reports and payments to TomoTherapy on or before each February 28, May 31, August 31, and November 30 of each year.  If there were no Sale of Licensed Products or Licensed Services, the report will state that.  Royalty reports will be signed by CPAC’s General Manager or chief financial officer, or their designee, attesting to the accuracy of the report.  Each such royalty report will cover the most recently completed calendar quarter (October through December covered in the February 28th report, January through March in the May 31st report, April through June in the August 31st report, and July through September in the November 30th report) and will show:

7.4.1                     the gross invoice prices and Net Sales of Licensed Products or Licensed Services Sold or otherwise exploited by CPAC and its sublicensees during the most recently completed calendar quarter;

7.4.2                     the number of Licensed Products or Licensed Services Sold or otherwise exploited by CPAC and its sublicensees during the most recently completed calendar quarter;

7.4.3                     the place of manufacture of Licensed Products or practice of Licensed Services;

7.4.4                     the royalties, in U.S. dollars, payable hereunder with respect to Net Sales;

7.4.5                     the method used to calculate the royalty, specifying all deductions taken and the dollar amount of each such deduction; and

7.4.6                     the exchange rates used, if any.

7.5                               CPAC will provide TomoTherapy with an annual statement of royalty accounts within sixty (60) days after the financial closing of CPAC’s fiscal year.  TomoTherapy will protect such statements, and any of the other reports provided to TomoTherapy pursuant to Article 7, as Proprietary Information and not disseminate them unless required by law or permitted by this Agreement.  If a disclosure is required by law, TomoTherapy will give CPAC the opportunity to seek a protective order preventing or limiting such disclosure.

8.                                      BOOKS AND RECORDS

8.1                               CPAC will keep books and records accurately showing all payments due TomoTherapy and all Licensed Products and Licensed Services manufactured (including place of manufacture), used, offered for Sale, imported, and/or Sold under the terms of this Agreement.  Such books and records will be preserved for at least five (5) years after the date of the payment to which they pertain and will be open to inspection by LLNL, LLNS or TomoTherapy, and their respective representatives or agents, at reasonable times and upon reasonable prior notice to determine their accuracy and assess CPAC’s compliance with the terms of this Agreement.

8.2                               The fees and expenses of representatives of TomoTherapy performing such an examination will be borne by TomoTherapy.  If, however, an underpayment error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, CPAC will bear the reasonable costs associated with the examination and will remit such underpayment to TomoTherapy within thirty (30) days of the examination result.

8.3                               CPAC will provide TomoTherapy with an annual audited financial statement of CPAC, including at a minimum a balance sheet and operating statement or CPAC’s annual report, and TomoTherapy will treat such reports as Proprietary Information to the extent the same is not part of a public filing.  Such statement will be due to TomoTherapy within one hundred twenty (120) days following the close of CPAC’s fiscal year to which such statement relates.

9.                                      LIFE OF THE AGREEMENT

9.1                               Unless otherwise terminated by operation of law, Paragraph 9.2, or by acts of the Parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of last of the Patent Rights licensed hereunder, at which point this Agreement will expire.

9.2                               This Agreement will terminate at TomoTherapy’s option upon the filing of a petition for relief under the United States Bankruptcy Code by CPAC.  If the bankruptcy petition is filed against CPAC by a third party, CPAC has sixty (60) days from the date of the petition to have such third-party bankruptcy filing dismissed.  If at the end of the sixty (60) day period, CPAC fails to have the third party filing dismissed, this Agreement will terminate.

9.3                               Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:  Article 2 (DEFINITIONS), Article 5 (FEES, ROYALTIES, AND PAYMENTS), Article 8 (BOOKS AND RECORDS), Article 9 (LIFE OF THE AGREEMENT), Article 11 (DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION), Article 14 (USE OF NAMES AND TRADEMARKS), Article 15 (LIMITED WARRANTY), Article 16 (INDEMNIFICATION), Article 17 (INSURANCE), Article 21 (NOTICES), Article 22 (GOVERNING LAWS; VENUE; ATTORNEYS’ FEES),  Article 28 (PROPRIETARY INFORMATION) and Paragraph B.3 of Exhibit B.2 (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS), subject to any time limitations set forth in those Articles.  Notwithstanding anything herein to the contrary, CPAC shall have no obligation to pay any amount under this Agreement unless such amount was due and owing prior to the termination or expiration of this Agreement.

9.4                               The termination or expiration of this Agreement will not relieve CPAC of its obligation to pay any fees, royalties, and reimbursements for foreign filing costs, or other payments owed to TomoTherapy at the time of such termination or expiration and will not impair any accrued right of TomoTherapy.

10.                               TERMINATION

10.1                        Termination by CPAC:  CPAC will have the right at any time to terminate this Agreement by providing a Notice of Termination to TomoTherapy and paying any outstanding fees owed TomoTherapy.  Termination of this Agreement will be effective sixty (60) days after the date such notice takes effect.

10.2                        This Agreement will terminate, effective ten (10) days after the effective date of notice by TomoTherapy, if CPAC is dissolved or liquidated.

10.3                        TomoTherapy shall have the right to terminate the 1imited exclusive sublicense for LLNL Licensed Patents and/or the limited exclusive license of the DWA TomoTherapy IP as provided in Paragraph 6.8. If TomoTherapy, pursuant to Paragraph 6.8, terminates both the 1imited exclusive sublicense for LLNL Licensed Patents and the limited exclusive license of the DWA TomoTherapy IP, TomoTherapy shall have the right to terminate this Agreement effective upon written notice to CPAC.

11.                               DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

11.1                        Upon termination of this Agreement pursuant to Article 10 (TERMINATION), CPAC may Sell all previously made or partially made Licensed Products (and such partially made Licensed Products may be completed prior to Sale), but will not make or Sell additional Licensed Products, provided, however, that the Sale of such Licensed Products will be subject to the terms of this Agreement including, but not limited to, the payment of earned royalties at the rates and at the times provided herein and the rendering of reports in connection therewith.  CPAC will also be permitted to provide Licensed

Services for so long as is reasonably necessary to complete those contractual obligations of CPAC accruing prior to termination or expiration of this Agreement, provided that CPAC’s providing of such Licensed Services will be subject to the terms of this Agreement, including, but not limited to, the payment of earned royalties at the rates and at the times provided herein and the rendering of reports in connection herewith.

11.2                        Within thirty (30) days after termination of this Agreement by either Party pursuant to Article 10 (TERMINATION), CPAC will provide TomoTherapy with a written inventory of all Licensed Products in process of manufacture or in stock on the date of termination.  CPAC may complete Licensed Products in the process of manufacture at the time of termination, and may dispose of Licensed Products provided that CPAC pays royalties to TomoTherapy on such dispositions.

11.3                        Upon termination of this Agreement pursuant to Article 10 (TERMINATION), CPAC may not practice Licensed Methods after the date of termination of this Agreement except as necessary to complete the manufacture of Licensed Products as permitted under Paragraph 11.2 and to provide Licensed Services as described in Paragraph 11.1.

12.                               PATENT PROSECUTION AND MAINTENANCE

12.1                        LLNS Patents

12.1.1              LLNS will prosecute patent applications and maintain the LNLL Patents licensed under this Agreement.  CPAC and LLNL will review and amend Exhibit A (LICENSED PATENTS) in this License from time to time so that the amended list of LNLL Patents will be those that both Parties believe are necessary for commercialization of Licensed Products, subject always to agreement by LLNS and inclusion of such patents as licensed patents in the Underlying License.  The cost to file and prosecute U.S. LLNL Patents will be as follows:

12.1.1.1                Category 1 Patents:  CPAC will reimburse TomoTherapy $10,000 for each Category 1 Patent that CPAC and LLNL believe are necessary for the commercialization of Licensed Products and are included in the LNLL Patents.  Payment for those Category 1 Patents will be made following the successful completion and testing of the sub-scale prototype.

12.1.1.2                Category 2 Patents:  CPAC may be required to pay an additional fee for Category 2 Patents added to this License.

12.1.1.3                Category 3 Patents:  CPAC is responsible for prosecution costs of U.S. patents.

12.1.2              As the party solely responsible for the commercialization of the Invention, CPAC will pay all of the expenses associated with patent interferences, patent appeals to the USPTO Board of Appeals, patent appeals to a Federal Court, patent re-examinations, and patent re-issues, as long as the LNLL Patent remains on Exhibit A (LICENSED PATENTS) and CPAC maintains its exclusive license.

12.1.3              CPAC may request foreign rights in the LNLL Patents, if such rights are available.  CPAC must request such rights in writing, and specify the countries in which it wants rights, within seven (7) months after the filing date of the U.S. applications.  Failure to request such rights will be considered an election not to seek foreign rights.  LLNS may file patent applications at its own expense in any country in which CPAC has not elected to secure foreign rights, and CPAC has no rights to any such foreign applications and resultant patents, unless such foreign rights are still available and CPAC pays for such rights.

12.1.4              All costs of preparing, filing, prosecuting, and maintaining foreign LNLL Patents and applications covering the Inventions listed in Exhibit A (LICENSED PATENTS) will be borne by CPAC, subject to the terms of this Agreement.  All such patents will be held in the name of LLNS.  The costs of any interferences and oppositions for foreign patents will be considered prosecution expenses and also will be borne by CPAC.  An advance fee (Fee) will be invoiced to CPAC by TomoTherapy for any future foreign filing of LNLL Patents listed in Exhibit A (LICENSED PATENTS).  TomoTherapy is authorized to pay the incurred fees from the Fee.  As evidence of expenses incurred, TomoTherapy will supply invoices for foreign filing requested by CPAC to CPAC.  TomoTherapy shall credit to CPAC any remaining balance of the Fee not used for foreign filing expenses incurred.  The Fee is not an advance against any other fees or royalties due TomoTherapy under this Agreement.    TomoTherapy shall invoice CPAC for payment of costs for foreign patent application preparation, filing, prosecution, and maintenance.  If such payment is not received within ninety (90) days, such foreign license rights shall be excluded from this Agreement, unless such foreign license rights are still available and CPAC pays for such rights.  TomoTherapy shall not be liable in any manner for the loss of such foreign license rights arising due to CPAC’s failure to pay such fees on a timely manner.  Any overpayments by CPAC for foreign patent filing and maintenance costs shall be credited towards CPAC’s future foreign patent cost obligations.

12.1.5              Notwithstanding any previous payment of fees or election to pursue such rights, CPAC may, at its sole discretion, terminate its license to any foreign LNLL Patents or application(s)  and its obligation to pay any further costs for those corresponding foreign rights, upon thirty (30) days written notice to TomoTherapy.  TomoTherapy, LLNS or the U.S. Government may, at their sole discretion and expense, continue prosecution and/or maintenance of any patents or applications for which CPAC has relinquished rights.

12.2                        DWA TomoTherapy Patents

12.2.1              CPAC agrees to reimburse TomoTherapy towards the costs incurred by TomoTherapy in filing, prosecuting and maintaining the DWA TomoTherapy Patents in the United States that are included in the Licensed Patents; provided that, upon written notice from CPAC to TomoTherapy that CAPC is electing not to pay the costs of filing, prosecuting or maintaining any DWA TomoTherapy Patent, such DWA TomoTherapy Patent shall thereafter be excluded from the Licensed Patents licensed to CPAC hereunder.  CPAC will pay to TomoTherapy such costs within thirty (30) days of receiving an invoice from TomoTherapy for said costs.

12.2.1.1                TomoTherapy is not obligated to make or maintain any foreign filing of the DWA TomoTherapy Patents.  If CPAC wants TomoTherapy to make or maintain such foreign filings, CPAC must, at least three (3) months prior to the expiration of the deadline for making such foreign filings, notify CPAC in writing indicating those countries in which CPAC desires TomoTherapy to pursue foreign patent protection.  In addition, CPAC must reimburse TomoTherapy towards the costs incurred by TomoTherapy in filing, prosecuting and maintaining the foreign patents.  After the issuance of any foreign filed DWA TomoTherapy Patents that CPAC has elected to pursue, CPAC will be billed annually for any applicable annuity payments at the actual rate determined by the applicable country.  CPAC will pay to TomoTherapy the invoiced annuity amount within thirty (30) days of receipt.  If CPAC fails to pay such amount by the invoice due date, TomoTherapy will have the right to abandon the foreign filed patent and remove it from the Licensed Patents.

12.2.1.2                TomoTherapy reserves the right to file a patent application, at its own expense, in any countries not requested by CPAC pursuant to this Paragraph 12.  Such patent applications and any resulting patents will not be included in the Licensed Patents.

12.2.1.3                TomoTherapy will prosecute all patent applications it files at Licensee’s request pursuant to this Paragraph 12.  TomoTherapy will use reasonable efforts to provide to CPAC the right to review and comment on any significant prosecution actions and correspondences received pertaining to the filing, prosecution and maintenance of any DWA TomoTherapy Patents in the Licensed Patents. TomoTherapy will use reasonable efforts to promptly forward a copy of such actions and correspondence to CPAC within thirty (30) days of their receipt by TomoTherapy. TomoTherapy shall give good faith consideration to carrying out the instructions, opinions and proposals submitted by CPAC with respect to any prosecution actions if such instructions, opinions and proposals are provided to TomoTherapy.  If TomoTherapy decides to abandon prosecution or maintenance of any patent or patent application under the DWA TomoTherapy Patents in a country in which CPAC has requested TomoTherapy to make and maintain such filing, TomoTherapy shall assign said application to CPAC prior to any such abandonment, and CPAC shall have the right to continue prosecution of said application, at its own expense.

13.                               PATENT INFRINGEMENT

13.1                        LNLL Patents

13.1.1              In the event that either CPAC or TomoTherapy learns of infringement that it believes may have potential commercial significance to any LNLL Patent, the knowledgeable party will provide the other party (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”).

13.1.2              TomoTherapy will have the first right, at its option, to undertake and control efforts to obtain a discontinuance of misappropriation or infringement of the LNLL

Patents, including the bringing of a lawsuit for misappropriation or infringement and to undertake and control efforts to obtain a discontinuance of infringement. In the event TomoTherapy does not desire to exercise such first right, it shall provide prompt notice thereof to CPAC, and will provide to CPAC whatever rights TomoTherapy has under the Underlying License to undertake and control such efforts to obtain a discontinuance of misappropriation or infringement of the LNLL Patents.  Each party, at its own expense, will cooperate in any action or lawsuit brought by the other under this Paragraph, and each consents to being named a party and joining as a party plaintiff in the same. Each party’s responsibility to cooperate includes, without limitation, releasing information and documents relevant to such action or lawsuit, appearing as witnesses therein, filing actions, and taking other actions as may be reasonably necessary for that party to maintain the action or lawsuit.

13.1.3              Any recovery or settlement received in connection with any suit will first be allocated to cover the litigation costs incurred by CPAC and TomoTherapy and required to be paid under this Agreement.  Any recovery in excess of litigation costs will be shared between CPAC and LLNL as set forth in the Underlying License, replacing CPAC for TomoTherapy; provided that any recoveries (after payment of litigation expenses) retained by CPAC (including any settlement recoveries) shall be treated as revenue from the sale of Licensed Products to which the royalty obligations of CPAC under Paragraph C.2 of Exhibit C hereto shall be applicable.

13.1.4              Any agreement made by CPAC for purposes of settling litigation or other dispute shall comply with the requirements of Article 4 (SUBLICENSING RIGHTS AND OBLIGATIONS) of this Agreement.

13.2                        DWA TomoTherapy Patents

13.2.1              In the event that either CPAC or TomoTherapy learns of infringement that it believes may have potential commercial significance to any DWA TomoTherapy Patent, the knowledgeable party will provide the other party (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”).

13.2.2              TomoTherapy will have the first right, at its option, to undertake and control efforts to obtain a discontinuance of misappropriation or infringement of the DWA TomoTherapy Patents, including the bringing of a lawsuit for misappropriation or infringement and to undertake and control efforts to obtain a discontinuance of infringement. In the event TomoTherapy does not desire to exercise such first right, it shall provide notice thereof to CPAC, and will thereafter promptly provide to CPAC the right to control efforts to obtain a discontinuance of misappropriation or infringement of the DWA TomoTherapy Patents.  Each party consents to being named a party and joining as a party plaintiff in the action if necessary to obtain an action for the discontinuance of misappropriation or infringement of the DWA TomoTherapy Patents.

13.2.3              If TomoTherapy elects to commence an action for infringement as described above in Paragraph 13.2.2, CPAC shall cooperate fully with TomoTherapy in connection with any such action.  Moreover, TomoTherapy shall prosecute such action at its own expense, controlling such action and retaining all recoveries there from. TomoTherapy shall reimburse CPAC for any reasonable out-of-pocket costs and expenses incurred by CPAC at TomoTherapy’s request as part of CPAC’s full cooperation in connection with an action brought by TomoTherapy against third parties.  All other costs and expenses incurred by CPAC in carrying out CPAC’s obligations under this Agreement shall be paid by CPAC, without reimbursement from TomoTherapy.

13.2.4              If CPAC elects to commence an action for infringement as provided above in Paragraph 13.2.2, TomoTherapy shall cooperate fully with CPAC in connection with any such action.  Moreover, CPAC shall prosecute such action at its own expense, controlling such action and retaining all recoveries there from; provided that any recoveries (after payment of litigation expenses) retained by CPAC (including any settlement recoveries) shall be treated as revenue from the sale of Licensed Products to which the royalty obligations of CPAC under Paragraph C.2 of Exhibit C hereto shall be applicable. CPAC shall reimburse TomoTherapy for any reasonable out-of-pocket costs and expenses incurred by TomoTherapy at CPAC’s request as part of TomoTherapy’s full cooperation in connection with an action brought by CPAC against third parties.  All other costs and expenses incurred by TomoTherapy in carrying out TomoTherapy’s obligations under this Agreement shall be paid by TomoTherapy, without reimbursement from CPAC.

14.                               USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement will be construed as conferring any right to either Party to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other Party or LLNL or LLNS (including a contraction, abbreviation or simulation of any of the foregoing).  Unless consented to in writing by LLNL or LLNS, the use by CPAC of the name “Lawrence Livermore National Laboratory” by CPAC in advertising, publicity, or other promotional activities is expressly prohibited.  Unless consented to in writing by TomoTherapy or Accuray Incorporated, the use by CPAC of the name “TomoTherapy” or “Accuray” by CPAC in advertising, publicity, or other promotional activities is expressly prohibited.

15.                               LIMITED WARRANTY

15.1                        TomoTherapy warrants to CPAC that it has the lawful right to grant the sublicense granted to CPAC under this Agreement.

15.2                        Except as expressly set forth in this Agreement, the licenses and the associated Invention, Patent Rights, Licensed Products, Licensed Services, and Licensed Methods are provided by TomoTherapy WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND,  EITHER EXPRESS OR IMPLIED.  TOMOTHERAPY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

15.3                        Nothing in this Agreement is or will be construed as:

15.3.1              a warranty or representation by TomoTherapy as to the validity, enforceability, or scope of any Patent Rights; or

15.3.2              a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

15.3.3              an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 13 (PATENT INFRINGEMENT); or

15.3.4              conferring by implication, estoppel, or otherwise any license or rights under any patents or other rights of TomoTherapy other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

15.3.5              an obligation to furnish any New Developments, know-how, technology, or technological information not provided in Patent Rights.

15.4                        LIMITATION OF LIABILITY — TOMOTHERAPY, LLNL, LLNS OR DOE WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY CPAC, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT, FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF TOMOTHERAPY, LLNL, LLNS OR DOE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.                               INDEMNIFICATION

CPAC will, and will require its sublicensees to (to the extent permitted by Federal or applicable State law without the consent of a legislative body, an elected official, or governmental unit), indemnify, hold harmless, and defend TomoTherapy, LLNS, LLNL, DOE, their officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of any invention claimed in the patent under Patent Rights (including the Licensed Products, Licensed Services, and Licensed Methods contemplated thereunder) and their employers against any and all amounts paid pursuant to any claims, suits, losses, damage, costs, fees, and expenses alleging that any Licensed Product or Licensed Service infringes the intellectual property of another party or has injured any other party.  TomoTherapy will, and will require all other parties to be indemnified pursuant to this paragraph, immediately surrender to CPAC the prosecution or defense of any such claim or suit, and CPAC will pay any and all costs, including reasonable attorneys’ fees, incurred by TomoTherapy in enforcing this indemnification.  This indemnification will include, but will not be limited to, any product liability.

17.                               INSURANCE

17.1                        CPAC will insure its activities relating to this Agreement at its own cost with an insurance company reasonably acceptable to TomoTherapy.  CPAC will obtain, keep in force, and maintain insurance as follows with an insurance company reasonably acceptable to TomoTherapy or an equivalent program of self-insurance:  Comprehensive or Commercial Form General Liability Insurance, including contractual liability and product liability, with coverage as follows:

17.1.1              Each occurrence coverage of not less than Five Million Dollars ($5,000,000); and

17.1.2              Product Liability Insurance:  Completed operations aggregate coverage of not less than Ten Million Dollars ($10,000,000); and

17.1.3              Personal and Advertising Injury:  Coverage of not less than Five Million Dollars ($5,000,000); and

17.1.4              General Aggregate (Commercial Form only):  Coverage of not less than Ten Million Dollars ($10,000,000).

17.2                        These coverages do not limit the liability of CPAC to TomoTherapy in any way.  CPAC will provide TomoTherapy, upon request, with certificates of insurance or self-insurance, including renewals that show compliance with these requirements.  CPAC’s failure to maintain such required insurance will be considered a material breach of this Agreement.

17.3                        If the required insurance is written on a claims-made form, coverage must provide a retroactive date of placement before or coinciding with the Effective Date of this Agreement.

17.4                        CPAC will maintain the general liability insurance specified in this Article 17 during the period that the Licensed Patents of TomoTherapy are being used and/or Licensed

Products are being sold or otherwise commercially distributed by CPAC, and for a period of not less than three (3) years thereafter.

17.5                        CPAC’s insurance coverage must:

17.5.1              Provide for at least thirty (30) days advance written notice to TomoTherapy of cancellation or any modification; and

17.5.2              Indicate that DOE, LLNS, LLNL, TomoTherapy, and their respective officers, employees, students, and agents, are endorsed on the policy as additional insureds; and

17.5.3              Include a provision that the coverage is primary and does not participate with or is in excess of any valid and collectible insurance, program, or self-insurance carried or maintained by TomoTherapy.

18.                               WAIVER

18.1                        No provision of this Agreement is deemed waived and no breach excused unless such waiver or consent is made in writing and signed by the waiving or consenting Party.

18.2                        Failure on the part of either Party to exercise or enforce any right of such Party under this Agreement will not be a waiver by such Party of any right, or operate to bar the enforcement or exercise of the right at any time thereafter.

19.                               ASSIGNABILITY

This Agreement is binding on and inures to the benefit of each of the Parties and its successors and assigns.  TomoTherapy may transfer or assign its rights and obligations under this Agreement to Accuray Incorporated, any entity which , directly or indirectly, Controls, is Controlled by or is under common Control with Accuray Incorporated or a third-party by any method for any reason (including but not limited to merger or sale of majority assets) without the consent of CPAC.  CPAC may transfer or assign all of its rights and obligations under this Agreement: i) to a purchaser of all or substantially all of the assets and business of CPAC; or ii) to an acquiror of all of the outstanding shares of common stock of CPAC (whether by stock purchase or merger); or iii) to a purchaser of all of that part of CPAC’s business to which the rights granted under this Agreement relate. Except as permitted in the immediately preceding sentence of this Paragraph 19, any assignment or transfer by CPAC of any of its rights or obligations, in whole or in party, to any Person without the written consent of TomoTherapy is prohibited and shall be void ab initio.

20.                               LATE PAYMENTS

In the event that royalty payments, fees, or other monies owed to TomoTherapy are not received by TomoTherapy when due, CPAC will pay to TomoTherapy interest at a rate of ten percent (10%) simple interest per annum.  Such interest will be calculated from the date payment was due until actually received by TomoTherapy.  Such accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of TomoTherapy due to such late payment.  CPAC will pay any reasonable costs incurred by TomoTherapy in collecting late payments.

21.                               NOTICES

21.1                        Any notice or payment required to be given to either Party will be deemed to have been properly given and to be effective:

21.1.1              on the date of delivery if delivered in person; or

21.1.2              on the date of mailing if mailed by first-class certified mail, postage paid; or

21.1.3              on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice of payment;

to the respective addresses given below, or to another address as designated in writing by the Party changing its address.

In the case of CPAC:                                          Compact Particle Acceleration Corporation

c/o Jim Schultz
6336 Patterson Pass Road
Suite B
Livermore, CA 94550

In the case of TomoTherapy:                           TomoTherapy Incorporated

c/o Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, CA 94089
Attention: Darren J. Milliken
Senior Vice President, General Counsel & Corporate Secretary

22.                               GOVERNING LAWS; VENUE; ATTORNEYS FEES

22.1                        The Parties will attempt to jointly and promptly resolve any disputes arising from this Agreement.  If the Parties are unable to resolve a dispute within a reasonable time from one Party’s written notice to the other that dispute resolution has begun, then either Party may commence proceedings in a court of competent jurisdiction.

22.2                        THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

23.                               PATENT MARKING

CPAC will mark all Licensed Products and their containers that are made, used, Sold, or otherwise disposed of under this Agreement in accordance with applicable patent marking laws.

24.                               GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved, permitted, or registered with any governmental agency, CPAC will assume all legal obligations to do so.  CPAC will notify TomoTherapy if CPAC becomes aware that this Agreement is subject to a United States or foreign government reporting, permitting, or approval requirement.  CPAC will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting, permitting, or approval process, unless otherwise specified in this Agreement.

25.                               COMPLIANCE WITH LAWS

25.1                        CPAC will comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale, or import of the Licensed Products, Licensed Services, or practice of the Licensed Method.

25.2                        CPAC will comply with all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations (EAR).

25.3                        CPAC will manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used or Sold.

25.4                        TomoTherapy will provide reasonable assistance to CPAC, at CPAC’s expense, in completing any applications or seeking any approvals of the type described in this Article 25.

26.                               FORCE MAJEURE

26.1                        Except for CPAC’s obligation to make any payments to TomoTherapy hereunder, the Parties will not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to:  accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts, orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national, or state emergency; power failure and power outages; acts of terrorism; strike; and war.

26.2                        Either Party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either Party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned in Paragraph 26.1, where such identified cause has prevented the performance of its obligations for a consecutive period of one (1) year.

26.3                        In the event that an event described in Paragraph 26.1 occurs, the Parties agree that any time-sensitive obligations, including, without limitation, the Performance Obligations set forth in Exhibit E and the payment of minimum annual royalties set forth in Exhibit C, shall be tolled for a mutually agreed upon time, taking into account the nature of the occurrence, but in no event, for a time period shorter than the duration of the event giving rise to such tolling.

27.                               UNITED STATES PREFERENCE

CPAC agrees that any Licensed Products embodying the Invention or produced through the use thereof will be manufactured substantially in the United States.

28.                               PROPRIETARY INFORMATION

Other than as specified hereunder, the terms of this Agreement shall be considered proprietary information (“Proprietary Information”).  TomoTherapy shall not disclose the royalties paid, royalty reports, or development reports submitted by CPAC, or any of the information contained in those reports, without CPAC’s prior written consent, except that TomoTherapy may disclose all such information to LLNS in accordance with its obligations under the Underlying License.  Either party may disclose the terms of this Agreement to the extent required by law, including but not limited to any applicable securities laws and regulations.

29.                               MISCELLANEOUS

29.1                        The headings of the several sections are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

29.2                        No amendment or modification of this Agreement will be valid or binding upon the Parties unless made in writing and signed on behalf of each Party.

29.3                        This Agreement with the attached Exhibits A, B, C, D and E embodies the entire understanding of the Parties and supersedes all previous communications, representations, or understandings, whether oral or written, between the Parties relating to the subject matter hereof.  The Original Sublicense and the Original Cross-License are hereby terminated in their entirety and superseded by the terms and conditions of this Agreement.

29.4                        If any of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

29.5                        No provisions of this Agreement are intended or will be construed to confer upon or give to any person or entity other than TomoTherapy and CPAC any rights, remedies, or other benefits under, or by reason of, this Agreement.

29.6                        In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor.  Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties hereto, or be construed to evidence the intention of the Parties to establish any such relationship.  Neither Party will have the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.

[Signature Page Follows]

In witness whereof, both TomoTherapy and CPAC have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written.

TOMOTHERAPY INCORPORATED		COMPACT PARTICLE ACCELERATION CORPORATION

By:		By:
(Signature)		(Signature)

Name:		Name:

Title:		Title:

Date signed:	, 2012.	Date signed:	, 2012.

[Signature Page to Amended and Restated Limited Exclusive

Sublicense and Cross-License Agreement]

EXHIBIT A - LICENSED PATENTS

CATEGORY 1 PATENTS

UNITED STATES PATENTS:

Invention Disclosure Number	Patent Number	Title	Inventors	Filing Date	Issue Date
IL-9938	6,331,194	Process for Manufacturing Hollow Fused-Silica Insulator Cylinder	Stephen E. Sampayan, Michael L. Krogh, Steven C. Davis	07/08/97	12/18/01
IL-10368	7,173,385	Compact Accelerator	George J. Caporaso, Stephen E. Sampayan, Hugh C. Kirbie	01/14/05	02/06/07
IL-11372	7,576,499	Sequentially Pulsed Traveling Wave Accelerator	George J. Caporaso, Scott D. Nelson, Brian R. Poole	10/24/06	8/18/09
IL-11514	7,615,942	Castable Dielectric Composite Linear Accelerator	David M. Sanders, Stephen E. Sampayan, Kirk Slenes, H. M. Stoller	11/14/06	11/10/09
IL-11585A	7,710,051	Compact Articulated Accelerator for Medical Therapy	George J. Caporaso, Stephen E. Sampayan, Yu-Jiuan Chen, Steven A. Hawkins, Art Paul	10/24/06	5/4/10
IL-11482A	7,893,541	Optically Initiated Silicon Carbide High Voltage Switch	James S. Sullivan, George J. Caporaso, Stephen E. Sampayan, David M. Sanders	10/24/06	2/22/11

UNITED STATES PATENT APPLICATIONS:

Invention Disclosure Number	Patent Application Number	Title	Inventors	Filing Date
IL-11372	11/586,377	Single Pulse Traveling Wave Accelerator	George J. Caporaso, Scott D. Nelson	10/24/06
IL-11864	12/136,721	Beam Transport System and Method for Linear Accelerators	Yu-Jiuan Chen, George Caporaso, Scott Nelson	6/10/08
IL-11482B	12/952,949	Method of Controlling the Spatial Distribution of Large Electric Fields at Conductor-Insulator Junctions	James S. Sullivan, George J. Caporaso, Stephen E. Sampayan, David M. Sanders	11/23/10

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION.

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION.

PROVISIONAL PATENT APPLICATIONS:

Invention Disclosure Number	Provisional Patent Application No.	Title	Inventors	Filing Date
IL-11849	60/936256	{*****}	Mark Alan Rhodes	6/18/07
IL-11868	60/936895	{*****}	George Caporaso, Scott D. Nelson	6/21/07

FOREIGN PATENT APPLICATIONS:

Invention Disclosure Number	International Serial Number	Title	Inventors	Filing Date
IL-10368	PCT/US05/01548	Improved Compact Accelerator	George J. Caporaso, Stephen E. Sampayan, Hugh C. Kirbie	01/18/05
IL-10368	05722455.2 EP	Improved Compact Accelerator	George J. Caporaso, Stephen E. Sampayan, Hugh C. Kirbie	01/18/05
IL-10368	2006-549689 JP	Improved Compact Accelerator	George J. Caporaso, Stephen E. Sampayan, Hugh C. Kirbie	01/18/05
IL-10368	2550552 CA	Improved Compact Accelerator	George J. Caporaso, Stephen E. Sampayan, Hugh C. Kirbie	01/18/05
IL-11372	PCT/US06/41548	Sequentially Pulsed Traveling Wave Accelerator	George J. Caporaso, Scott D. Nelson	10/24/06
IL-11482	PCT/US06/41814	Optically-Initiated Silicon Carbide High Voltage Switch	James Sullivan, George Caporaso, Stephen Sampayan, David Sanders	10/24/06
IL-11514	PCT/US06/44297	Castable Dielectric Wall Accelerator	David M. Sanders	11/14/06
IL-11585	PCT/US07/21380	Compact Accelerator for Medical Therapy	George J. Caporaso, Stephen E. Sampayan, Yu-Jiuan Chen, Steven A. Hawkins, Arthur Carl Paul	10/05/07
IL-11585	96139662 TW	Compact Accelerator for Medical Therapy	George J. Caporaso, Stephen E. Sampayan, Yu-Jiuan Chen, Steven A. Hawkins, Arthur Carl Paul	10/05/07

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION.

The following Records of Inventions (ROIs) are to be included as Category 1 Patents upon filing of the associated patent application with the USPTO.

INVENTION DISCLOSURES

Invention Disclosure Number	Patent Application No.	Title	Inventors	Filing Date
IL-11369	TBD	{*****}	George J. Caporaso, Brian R. Poole, James S. Sullivan	TBD
IL-11400	TBD	{*****}	Scott D. Nelson, George J. Caporaso, Brian R. Poole, James S. Sullivan	TBD
IL-11690	TBD	{*****}	Mark A. Rhodes	TBD
IL-11740	TBD	{*****}	Stephen Sampayan	TBD
IL-11795	TBD	{*****}	Arthur Carl Paul, John R. Harris	TBD
IL-11896	TBD	{*****}	George J. Caporaso, Brian R. Poole, Steven A. Hawkins	TBD

CATEGORY 2 PATENTS

NONE CURRENTLY

CATEGORY 3 PATENTS

UNITED STATES PATENT APPLICATIONS:

Invention Disclosure Number	Patent Application Number	Title	Inventors	Filing Date
IL-11968	12/426,143	System and Method of Modulating Electrical Signals Using Photoconductive Wide Bandgap Semiconductors as Variable Resistors	John R. Harris, George Caporaso, Stephen E. Sampayan	4/17/09
IL-12001	12/537,897	Improvements to Multilayer Vacuum Insulators	John R. Harris, David M. Sanders, Steven A. Hawkins, Steve Falabella	8/7/2009

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION.

IL-12083	12/761,607	Virtual Gap Dielectric Wall Accelerator	George J. Caporaso, Yu-Jiuan Chen, Scott D. Nelson, James S. Sullivan, Steven A. Hawkins	4/16/2010
IL-12108	12/775,156	Photoconductive Switch Package	George J. Caporaso	5/6/2010
IL-12276	13/152,216	Generalized Focusing and Deflection Method Utilizing Deformed Conducting Electrodes	Steven A. Hawkins, George J. Caporaso, Yu-jiuan Chen	6/2/11
IL-12264	13/253,944	Proton Kicker for Injection into a Single RF Period of an RFQ	Gary Guethlein	10/5/11
IL-12286	13/253,940	Proton Grating by Energy Shift into a Single RF Period of an RFQ	Gary Guethlein	10/5/11
IL-12149A	13/171,372	High Voltage Photo-Switch Package Module	High Voltage Photo-Switch Package Module	6/28/11

PROVISIONAL PATENT APPLICATIONS:

Invention Disclosure Number	Provisional Patent Application No.	Title	Inventors	Filing Date
IL-12348/IL-12349	61/429,681	{*****}	Yu-Jiuan Chen	1/4/11
IL-12149B	61/549,603	{*****}	James S. Sullivan, David M. Sanders, Steven A. Hawkins, Stephen E. Sampayan	10/20/11
IL-12537	61/566,986	{*****}	Yu-Jiuan Chen	12/5/11

INVENTION DISCLOSURES

Invention Disclosure Number	Patent Application No.	Title	Inventors	Filing Date
IL-12091	TBD	{*****}	John R. Harris, David M. Sanders, Steven A. Hawkins, Marcelo Norona	TBD
IL-12149C	TBD	TBD	James S. Sullivan, David M. Sanders, Steven A. Hawkins, Stephen E. Sampayan	TBD
IL-12511	TBD	{*****}	Gary Guethlein	TBD

EXHIBIT B - RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS

B.1                             Rights Granted by TomoTherapy (Sublicense under Existing License)

B.1.1                   Subject to the limitations set forth in this Agreement, TomoTherapy hereby grants to CPAC an exclusive, nontransferable (other than in accordance with the terms and conditions contained herein), worldwide, royalty-bearing, license under its rights in the Underlying License (including, without limitation, the Patent Rights other than the DWA Patents included therein)  (a) to make, have made, use, Sell, have sold, offer for Sale, and import or export, subject to compliance with Article 25, LLNL Licensed Products and related Licensed Services in the Current Field of Use; and (b) to practice Licensed Methods (other than those that relate to the DWA Patents) in the Current Field of Use.

B.1.2                   “Current Field of Use” means the Particle and Radiotherapy Field of Use.

B.1.2.1                     To maintain exclusivity in the Current Field of Use, CPAC will have to submit a commercialization plan for each particle therapy application (e.g., carbon-12, heavy ion particle, etc.) even if the plan simply involves sublicensing, in accordance with the terms of TomoTherapy’s corresponding obligations under the Underlying License.

B.2                             Rights Granted by TomoTherapy (License under DWA IP).

B.2.1                   Subject to the limitations set forth in this Agreement, TomoTherapy hereby grants to CPAC a worldwide, exclusive, royalty-bearing license under the DWA Patents and the DWA Technology Rights owned or controlled by TomoTherapy in the Particle and Radiotherapy Field of Use, including (i) to make, have made, use, Sell, have sold, offer for Sale, and import or export, subject to compliance with Article 25, DWA Licensed Products and related Licensed Services in the Particle and Radiotherapy Field of Use; and (b) to practice Licensed Methods relating to the DWA Patents in the Particle and Radiotherapy Field of Use.

B.2.2                   Subject to the limitations set forth in this Agreement, TomoTherapy hereby grants to CPAC a worldwide, exclusive, royalty-bearing, to copy the Copyrighted DWA Works owned or controlled by TomoTherapy and make derivative works based on such Copyrighted DWA Works in the Particle and Radiotherapy Field of Use.

B.2.3                   Subject to the limitations set forth in this Agreement, TomoTherapy hereby grants to CPAC a worldwide, exclusive, royalty-free license to use in the Particle and Radiotherapy Field of Use the DWA Trade Secrets owned or controlled by TomoTherapy.

B.2.4                   CPAC and TomoTherapy agree that, as it relates to their respective rights to jointly owned DWA IP, CPAC will pay royalties to TomoTherapy at the rates specified Paragraph C.2 of Exhibit C if CPAC sells any products or provides any services that use the jointly owned DWA IP.

B.3                             Rights Granted by CPAC (License under DWA IP and Photon Therapy Field).

B.3.1                   CPAC hereby grants to TomoTherapy a perpetual, worldwide, non-exclusive, royalty-bearing license under the DWA Patents, DWA Technology Rights, Copyrighted DWA Works, DWA Trade Secrets, or DWA IP owned or controlled by CPAC in the Particle and Radiotherapy Field of Use.  TomoTherapy agrees not to exercise this grant of license unless or until (i) CPAC becomes a debtor in a case under the United States Bankruptcy Code or makes an assignment for the benefit of creditors or a receiver is appointed for all or a substantial part of its assets; (ii) CPAC liquidates, dissolves or ceases doing business; or (iii) completely ceases all efforts to develop or commercialize any Licensed Products (it being understood that a temporary suspension of such efforts does not constitute a complete cessation of all such efforts). If CPAC decides to abandon prosecution or maintenance of any patent or patent application under the DWA Patents or DWA Technology Rights owned or controlled by CPAC, CPAC shall assign such patent or patent application to TomoTherapy prior to such abandonment, and TomoTherapy shall have the right to continue prosecution or maintenance of such application or patent, at its own expense.

B.3.2                   If CPAC owned or licensed DWA IP or other intellectual property acquired or developed by CPAC between August 4, 2009 and the date on which the Option Period ends, and would be useful for the treatment of tumors or lesions with photons (as reasonably determined by TomoTherapy), CPAC shall exclusively license to TomoTherapy such

DWA IP or other intellectual property for photon radiation therapy use on commercially reasonable terms if TomoTherapy does not otherwise already have the rights to such DWA IP or other intellectual property; provided, however, the obligation to exclusively license DWA IP or other intellectual property that is owned by a third party and licensed to CPAC shall only apply to the extent permitted under the license between CPAC and the party from whom CPAC obtained its rights to such licensed DWA IP or other intellectual property.  The exercise by TomoTherapy of its license rights under this Paragraph B.3.2 is subject to TomoTherapy and CPAC entering into a separate agreement that sets forth the commercially reasonable terms applicable to TomoTherapy’s use of such CPAC intellectual property for photon radiation therapy.

B.4                             Sublicensing Rights

Each of TomoTherapy and CPAC grants to the other the right to issue sublicenses of the rights granted to the other in Paragraph B.1., Paragraph B.2 and Paragraph B.3. above, as applicable, to Affiliates, Joint Ventures, and third parties (“sublicensees”) in the relevant fields of use, having rights no greater than those granted to the party that is granting such rights, provided that, at the time of sublicensing, CPAC retains exclusive rights in the relevant Field of Use for the Licensed Patents, Licensed Services, or Licensed Methods that are the subject of such sublicense; provided that, prior to expiration of the Option Period, CPAC may grant sublicenses under the rights granted to it in Paragraph B.1. and Paragraph B.2 only if (i) the rights sublicensed by CPAC are sublicensed solely on a non-exclusive basis; and (ii) such sublicenses are by their terms terminable by CPAC or its successor without liability to CPAC (or its successor) following the acquisition of CPAC by Accuray pursuant to the exercise of the Stock Option Acquisition or the Merger Acquisition Option (as each such term is defined in the Shareholder Agreement).  For the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under the Patent Rights unless such Affiliates and Joint Ventures are granted a sublicense.

B.5                             Rights Granted Pursuant to the Underlying License

Any current and future rights that are licensed to TomoTherapy pursuant to the Underlying License but not specifically sublicensed or granted elsewhere in this Agreement to CPAC are hereby granted to CPAC.

B.6                             Future Rights

B.6.1                   CPAC may make a written request to TomoTherapy to add some Category 2 Patents to this License, and TomoTherapy agrees to amend Exhibit A of this License accordingly provided that CPAC pays any additional fees if required, as provided in Paragraph 12.1.2 of this Agreement, and provided further that LLNS agrees to amend the Underlying License accordingly.

B.6.2                   CPAC may make a written request to TomoTherapy to add Category 3 Patents to this Agreement for no additional license fees, and TomoTherapy agrees to amend Exhibit A of this Agreement accordingly, provided that CPAC pays patenting costs in accordance with Article 12 of this License, and provided further that LLNS agrees to amend the Underlying License accordingly.  To the extent that copyrightable material maybe needed to successfully commercialize the Invention, such copyrights will be included in Exhibit A.

B.6.3                   At the conclusion of the CRADA, either through termination or six (6) months after completion, CPAC will have the opportunity to review all inventions generated during the course of the CRADA, to decide which inventions are needed to commercialize the Invention, and to seek amendment to Exhibit A to include such inventions, at which time all the future rights identified in this Paragraph B.6.3 would have been listed in Exhibit A, subject to LLNS’ agreement to amend the Underlying License accordingly.  Other Future Rights beyond those discussed herein must be negotiated in a separate Agreement.

B.5                             Performance Obligations

B.5.1                   CPAC will develop with TomoTherapy by the completion of the DWA subscale prototype, and in consultation with LLNS, a more detailed schedule (Exhibit D “SCHEDULE”) that provides dates for each of the following obligations.  To maintain exclusivity, specific dates must be mutually agreed to by TomoTherapy and CPAC and LLNS by when the DWA subscale prototype is completed (“DWA Subscale Completion”).  This Agreement must be amended with the SCHEDULE within sixty (60) days of the DWA Subscale Completion.  It is expected that the SCHEDULE will be updated at least once annually using a form provided in the SCHEDULE during the course of the CRADA as new information is developed.  Both parties signing the updated SCHEDULE form will be considered an amendment to the SCHEDULE.

B.5.1.1                     A 2009 milestone that is related to the full-scale development of the DWA.

B.5.1.2                     The estimated time after the successful testing of the full-scale DWA when the first therapy system incorporating the DWA will be installed at a location to be determined by the Parties.

B.5.1.3                     The date when CPAC will submit the required Federal Drug Administration (“FDA”) notification/application.

B.5.1.4                     The date when CPAC will achieve First Commercial Acceptance, estimated to be one year after FDA approval.

B.5.1.5                     A mutually-agreed process to jointly amend the SCHEDULE.

B.5.2                   CPAC will hire or contract with the people it believes to be reasonably necessary to commercialize the DWA technology within sixty (60) days of the DWA Subscale Completion.

B.5.3                   CPAC will be subject to, and will perform, TomoTherapy’s obligations to locate the first prototype system at a facility in accordance with Paragraph B.5.3 of the Underlying License.

B.5.4                   CPAC will achieve cumulative commercial acceptances of Ten (10) units of proton therapy systems three years after First Commercial Acceptance, subject to Paragraph 5.6 below.

B.5.5                   CPAC will perform other performance obligations for applications beyond proton therapy based on CPAC’s commercialization plan pursuant to Paragraphs B.1.2.1.

B.5.6                   The sales requirements specified above shall be amended and/or extended if, and to the same extent that, LLNS amends and/or extends TomoTherapy’s obligations in the Underlying License.

B.5.7                   [Intentionally omitted].

B.5.8                   CPAC will proceed commercially diligently to develop, file relevant regulatory applications for and attempt to obtain relevant regulatory commercialization approvals with respect to the manufacturing, marketing, and sale of Licensed Products.

B.5.9                   CPAC will submit a commercialization plan for applications beyond proton therapy, as provided in Paragraphs B.1.2.1 through B.1.2.3.

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION.

EXHIBIT C - FEES AND ROYALTIES

C.1                             Milestone Payments

C.1.1                   As partial consideration for this Agreement, CPAC will pay Milestone Payments for the Particle and Radiotherapy Field of Use based on the following schedule of events:

C.1.1.1               {*****} within thirty (30) days of the date on which the parties and LLNS all agree they have {*****}.

C.1.1.2               {{*****}, within thirty (30) days of the date on which the parties and LLNS all agree they have {*****}.

C.1.1.3               {*****}, within thirty (30) days of the date on which the parties and LLNS all agree they have {*****}.

C.1.2                   The Milestone Payments will not be credited against any other royalty or fee due from CPAC to TomoTherapy.

C.2                             Earned Royalties

C.2.1                   Earned Royalties on Licensed Products.  CPAC will pay TomoTherapy an earned royalty of:

C.2.1.1  Pass-through Earned Royalties to LNLL.  {*****} of LLNL Licensed Products in the {*****}.  If the royalty rate on Net Sales of Licensed Products owed to LLNL under the Underlying License is amended, than this subsequent amended royalty rate owed to LNLL will replace the 2% royalty under this Paragraph.  Payments of earned royalties will be in accordance with the requirements of Article 5 (FEES, ROYALTIES AND PAYMENTS) and Article 7 (PROGRESS AND ROYALTY REPORTS) of this Agreement.

C.2.1.2  Royalties to TomoTherapy.  {*****} of Licensed Products in the {*****}, with the exception that no royalties under this paragraph are owed for sales of Licensed

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION.

Products to TomoTherapy, Accuray their affiliates. Payments of earned royalties will be in accordance with the requirements of Article 5 (FEES, ROYALTIES AND PAYMENTS) and Article 7 (PROGRESS AND ROYALTY REPORTS) of this Agreement.

C.2.2                  Earned Royalties on Licensed Services.  In addition to the Milestone Payments, CPAC will pay TomoTherapy an earned royalty of:

C.2.2.1 Pass-through Earned Royalties to LNLL. {*****} of Licensed Services relating to the Licensed Patents other than DWA Patents in the {*****}.  If the royalty rate on Net Sales of Licensed Services owed to LLNL under the Underlying License is amended, than this subsequent amended royalty rate owed to LNLL will replace the {*****} royalty under this Paragraph.  Payments of earned royalties will be in accordance with the requirements of Article 5 (FEES, ROYALTIES AND PAYMENTS) and Article 7 (PROGRESS AND ROYALTY REPORTS) of this Agreement.  If CPAC has paid earned royalties on a sale of a Licensed Product pursuant to Paragraph C.2.1.1, TomoTherapy will not accrue an earned royalty for the use of the Licensed Product by the purchaser for such a transaction as a Licensed Service under this Paragraph.

C.2.2.2 Royalties to TomoTherapy.  {*****} of Licensed Services in the {*****}, with the exception that no royalties under this paragraph are owed for sales of Licensed Services to TomoTherapy, Accuray their affiliates. Payments of earned royalties will be in accordance with the requirements of Article 5 (FEES, ROYALTIES AND PAYMENTS) and Article 7 (PROGRESS AND ROYALTY REPORTS) of this Agreement. If CPAC has paid earned royalties on a sale of a Licensed Product pursuant to Paragraph C.2.1.2, TomoTherapy will not accrue an earned royalty for the use of the Licensed Product by the purchaser for such a transaction as a Licensed Service under this Paragraph.

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION.

C.2.3                   Provisions for Earned Royalty Re-Evaluation.

C.2.3.1                     Uncertainty of Clinical System Development Costs at UCDHS.  In the event that CPAC’s sole combined costs (outside of funds contributed by LLNL) to develop the full-scale DWA and the clinic system exceed {*****}, the Parties agree to re-evaluate the Earned Royalty Rate provided in Paragraph C.2.1 and amend it as mutually agreed to by the Parties.

C.2.3.2                     Uncertainty of Production Costs of Licensed Products.  In the event that the current earned royalties put the Licensed Products at a competitive disadvantage, the Parties agree to re-evaluate the Earned Royalty Rate provided in Paragraph C.2.1 and amend it as mutually agreed to by the Parties, taking into account the production costs, the commercial market of the DWA, and the likely price modifications necessary to make the Licensed Products more competitive in the marketplace.  Specifically, TomoTherapy agrees to reduce the Earned Royalty Rate to the same extent LLNL does.

C.2.4                   In the event that CPAC grants sublicenses, CPAC will pay to TomoTherapy earned royalties from such sublicensing in accordance with the terms and conditions in this Agreement.

C.3                             Minimum Annual Royalties

C.3.1                   Subject to the terms and conditions of this Agreement, CPAC will pay to TomoTherapy a minimum annual royalty according to the requirements of Article 5 and the schedule below.  The minimum annual royalty paid to TomoTherapy during a calendar year will be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION.

Calendar year	Minimum annual royalty	Due date
2012 (First Commercial Acceptance)	{*****}	February 28, 2012
2013	{*****}	February 28, 2013
2014	{*****}	February 28, 2014
2015	{*****}	February 28, 2015
2016	{*****}	February 28, 2016
2017	{*****}	February 28, 2017 and every February 28 thereafter for the life of this Agreement

C.3.2                   The dates for First Commercial Acceptance and beyond, and the corresponding minimum annual royalties starting with {*****}, may be modified pursuant to Exhibit E (SCHEDULE).  If the First Commercial Acceptance is modified to a later year, then the minimum annual royalty for the original year that had the First Commercial Acceptance would be {*****} more than that of the year immediately preceding the original year that had the First Commercial Acceptance.  For example, if the First Commercial Acceptance has been modified to 2013, then the {*****} minimum annual royalty would start in 2013, and 2012 will have a minimum annual royalty of {*****} more than the 2011 minimum annual royalty).

C.4                             Royalties Payable by TomoTherapy for CPAC Licensed Products.

C.4.1                   TomoTherapy shall pay CPAC an earned royalty of {*****} of CPAC Licensed Products (as defined below) in the Particle and Radiotherapy Field of Use.  Payments of earned royalties will be in accordance with the requirements of Article 5 (FEES, ROYALTIES AND PAYMENTS) and Article 7 (PROGRESS AND ROYALTY REPORTS) of this Agreement except that TomoTherapy will be paying the royalties with respect to CPAC Licensed Products and providing the related royalty reports to CPAC instead of CPAC

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION.

paying royalties with respect to Licensed Products to TomoTherapy and providing related royalty reports to TomoTherapy.  For the purposes of this Paragraph C.4.1, (i) the definition of {*****}shall be deemed to refer to “CPAC Licensed Products” rather than “Licensed Products” and to refer to TomoTherapy rather than CPAC; and (ii) “CPAC Licensed Product” means all kits, compositions of matter, materials, articles of manufacture, and products the manufacture, use, Sale, offer for Sale, or import of which, but for the licenses granted by CPAC in Paragraph B.3.1 of this Exhibit B, would infringe, or contribute to or induce the infringement of any DWA Patents, DWA Technology Rights, Copyrighted DWA Works, DWA Trade Secrets or other DWA IP owned or controlled by CPAC or would require the performance of the Licensed Method that involves use of any DWA Patent or other DWA IP owned or controlled by CPAC.

EXHIBIT D - SCHEDULE

Pursuant to Paragraph B.5.1 of Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS), CPAC will develop with LLNL a more detailed schedule (“SCHEDULE”) that provides for Performance Obligations.

D.1                             Amendment Process (Reference B.5.1.5)

D.1.1                   Periodic reviews of the development of both the DWA and the proton therapy system will be conducted by Parties and LLNS.

D.1.2                  The Parties and LLNS will review and update this schedule during the course of the CRADA at least once annually by September 30 and amend this Agreement accordingly.

D.1.3                   By the termination or completion of the CRADA, dates must be furnished, mutually agreed to by the Parties and LLNS, and entered into this License Schedule.

D-1